                             AMENDED AND RESTATED
                               CREDIT AGREEMENT


                                 BY AND AMONG


                          DRILEX INTERNATIONAL INC.,

                             DRILEX SYSTEMS, INC.,

                  COBB DIRECTIONAL DRILLING COMPANY, L.L.C.,

                                SHAREWELL, INC.

                                      AND

                            DRILEX SYSTEMS LIMITED



                                      AND



                   TEXAS COMMERCE BANK NATIONAL ASSOCIATION



                        DATED AS OF SEPTEMBER 16, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                                                               Page
                                                                                                               ----
        1.    Definitions....................................................................................... 1
       1.1    Defined Terms..................................................................................... 1
       1.2    Other Terms and References........................................................................13


       2.     The Credits.......................................................................................14
       2.1    Dollar Loans......................................................................................14
       2.2    Letter of Credit..................................................................................14
       2.3    Pound Loans.......................................................................................15
       2.4    Mandatory Prepayments.............................................................................16
       2.5    Voluntary Commitment Reductions...................................................................16
       2.6    Commitment Fees...................................................................................16
       2.7    Payments..........................................................................................16
       2.8    Capital Adequacy..................................................................................17

3.     Guaranty.................................................................................................17
       3.1    Guaranty of Pound Note............................................................................17
       3.2    Modifications, Etc................................................................................18
       3.3    Waivers...........................................................................................18
       3.4    Payment Guaranty..................................................................................19
       3.5    Subrogation.......................................................................................19

4.     Conditions...............................................................................................19
       4.1    All Extensions of Credit..........................................................................19
       4.2    First Loan........................................................................................20

5.     Representations and Warranties...........................................................................20
       5.1.   Organization......................................................................................20
       5.2    Financial Statements..............................................................................20
       5.3    Enforceable Obligations; Authorization............................................................20
       5.4    Other Debt........................................................................................21
       5.5    Litigation........................................................................................21
       5.6    Title.............................................................................................21
       5.7    Taxes.............................................................................................21
       5.8    Regulation U......................................................................................21
       5.9    Subsidiaries......................................................................................21
       5.10   Representations by Others.........................................................................21


       5.11   No Misrepresentation or Omission..................................................................22

6.     Affirmative Covenants....................................................................................22
       6.1    Taxes, Existence, Regulations, Property, etc......................................................22
       6.2    Financial Statements and Information..............................................................22
       6.3    Financial Tests...................................................................................23
       6.4    Inspection........................................................................................23
       6.5    Further Assurances................................................................................23
       6.6    Books and Records.................................................................................23
       6.7    Insurance.........................................................................................23
       6.8    Notice of Certain Matters.........................................................................23
       6.9    Use of Proceeds...................................................................................23

7.     Negative Covenants.......................................................................................24
       7.1    Debt..............................................................................................24
       7.2    Liens.............................................................................................24
       7.3    Contingent Liabilities............................................................................25
       7.4    Mergers, Consolidations and Dispositions and Acquisitions of Assets...............................25
       7.5    Redemption, Dividends and Distributions...........................................................26
       7.6    Nature of Business................................................................................26
       7.7    Transactions with Related Parties.................................................................26
       7.8    Loans and Investments.............................................................................26
       7.9    ERISA.............................................................................................26
       7.10   Subsidiaries......................................................................................27

8.     Events of Default and Remedies...........................................................................27
       8.1    Events of Default.................................................................................27
       8.2    Remedies Cumulative...............................................................................29

9.     Miscellaneous............................................................................................29
       9.1    No Waiver.........................................................................................29
       9.2    Notices...........................................................................................29
       9.3    Governing Law.....................................................................................30
       9.4    Survival; Parties Bound; Term.....................................................................30
       9.5    Counterparts......................................................................................31
       9.6    Captions..........................................................................................31
       9.7    Expenses..........................................................................................31
       9.8    Indemnification...................................................................................32
       9.9    Entire Agreement..................................................................................32
       9.10   Severability......................................................................................32
       9.11   Disclosures.......................................................................................32
       9.12   Obligations of Dollar Borrowers Are Joint And Several.............................................32
       9.13   Amendment and Restatement.........................................................................32

Exhibit A - Dollar Note
Exhibit B - Pound Note
Exhibit C - Request for Dollar Loan
Exhibit D - Request for Pound Loan
Exhibit E - Opinion of Baker & Botts, L.L.P.
Exhibit F - Opinion of Iain Smith & Co.
Exhibit G - Certificate of No Default
Exhibit H - Shareco Acquisition Notes
Exhibit I - Certain Notes Held by Dollar Borrowers

Appendix   I - Subsidiaries

                               CREDIT AGREEMENT
                               ----------------



     This Credit Agreement (this "Agreement") dated as of September 16, 1996, among DRILEX INTERNATIONAL INC. ("Parent"), a Delaware corporation (formerly Drilex Holdings Corp.); DRILEX SYSTEMS, INC. ("DSI"), a Texas corporation; COBB DIRECTIONAL DRILLING COMPANY, L.L.C. ("Cobb"), a Delaware limited liability company; SHAREWELL, INC. ("Sharewell"), a Delaware corporation (formerly Shareco, Inc. ("Shareco")); DRILEX SYSTEMS LIMITED ("DSL"), a company incorporated in Scotland under the Companies Act, and TEXAS COMMERCE BANK NATIONAL ASSOCIATION (the "Lender"), a national banking association;

                              W I T N E S S E T H:
                              -------------------

     THAT, in consideration of the mutual covenants, agreements and undertakings herein contained, the parties hereto agree as follows:


1.    Definitions.
      -----------

      1.1 Defined Terms. Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in the Credit Documents have the meanings provided below.

      Accounts shall have the meaning assigned to it in the Texas Business and Commerce Code in force on the date hereof.

      Accounts Component shall mean 80% of the Eligible Accounts of the Dollar Borrowers and their Subsidiaries.

      Affiliate shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

     Annual Financial Statements shall mean the annual financial statements of a Person for its fiscal year, including all notes thereto, accompanied by a report and opinion of independent certified public accountants satisfactory to the Lender, which shall (a) state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with generally accepted accounting principles, consistently applied, and (b) not express a doubt as to the ability of such Person to continue as a going concern.

     Application shall mean, as of any date, an application and agreement for substantially in the form then used by the Lender in connection with its issuance of commercial or standby (as the case may be) letters of credit; to the extent that an Application is inconsistent with the terms of this Agreement, this Agreement shall control.

     Approved Progress Billings shall mean progress billings (not including retention) to general contractors on projects for American Telephone & Telegraph Company; Dow Chemical Company; Radian International, L.L.C.; MCI Communications Corp.; Sprint Communications Company L.P.; Southwestern Bell Corporation; Bellsouth Telecommunications, Inc., and their respective Affiliates.

     Borrowers shall mean Parent, DSI, Cobb, Sharewell and DSL.

     Borrowing Base shall mean (a) the Accounts Component plus (b) the Inventory Component; provided, however, that no Property of any Subsidiary organized outside the United States shall be included in the calculation of the Borrowing Base unless such Subsidiary is a Qualified Foreign Subsidiary.

     Business Day shall mean a day when the principal banking building of the Lender is open for business in Houston, Texas.

     Capital Expenditures shall mean expenditures for fixed or capital assets (including expenditures for maintenance, repairs and replacements) that are required to be capitalized on a balance sheet prepared in accordance with Good Accounting Practices, as determined in accordance with Good Accounting Practice, excluding expenditures for the acquisition of a business and net of proceeds from the sale of equipment which was capitalized in accordance with Good Accounting Practices.

     Cash Collateral shall mean (a) securities issued or directly, fully and unconditionally guaranteed or insured by the USA or any agency or instrumentality thereof (provided that the full faith and credit of the USA is pledged in support thereof) having maturities of not more than one year from the date of issue; (b) dollar time deposits and certificates of deposit of (1) the Lender or (2) any commercial bank reasonably acceptable to the Lender; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Institution Examination Counsel Supervisory Policy--Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985, and (d) commercial paper or other Dollar obligations issued by the ultimate parent Corporation of (1) the Lender or (2) any commercial bank reasonably acceptable to the Lender; provided in each case that such Investment is subject to a Security Document, in Proper Form and in favor of the Lender, and the interest of the Lender therein is duly perfected.

     Cobb Acquisition Documents shall mean the Posi-Trak Acquisition Note, the Stock Acquisition Notes and the other documents and instruments executed in connection with (i) the transactions contemplated in that certain Letter of Intent dated August 16, 1994 executed by and between Parent and Cobb Directional Drilling Company, Inc., including the definitive agreement of purchase contemplated thereby and/or (ii) the acquisition by Parent and DSI of all of the interests of Cobb Directional Drilling Company, Inc. in and to Cobb. Each of the Cobb Acquisition Documents shall be in Proper Form.

     Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

     Collateral shall mean all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Documents, or intended so to be pursuant to the Credit Documents.

     Commitment Fees shall have the meaning ascribed to it in Section 2.6.

     Commitments shall mean the Dollar Available Commitment and the Pound Available Commitment.

     Common Stockholders' Equity shall mean the difference of (a) Equity minus
(b) preferred stock.

     Corporations shall mean corporations, partnerships, limited liability companies, joint ventures, joint stock associations, business trusts and other business entities.

     Credit Documents shall mean this Agreement, the Notes, all Applications, all Security Documents, the Interest Rate Agreement, each Interest Rate Risk Agreement, all instruments, certificates and agreements now or hereafter executed or delivered to the Lender pursuant to any of the foregoing.

     Debt shall mean, as of any date and for any Person, the Indebtedness of such Person for borrowed money (including principal obligations under capitalized leases but excluding deferred income taxes, deferred pension liabilities and other deferred expenses and reserves).

     Debt to Capitalization Ratio shall mean, as of any date, the ratio (expressed as a percentage) of (a) Debt of Parent (on a consolidated basis) as of such date to (b) the sum of (1)

Debt of Parent (on a consolidated basis) as of such date plus (2) Equity of Parent (on a consolidated basis) as of such date.

     Dollar Available Commitment shall mean the Commitment of the Lender to make Dollar Loans described in Section 2.1; at any time, the Dollar Available Commitment is (a) the lesser of (1) the Maximum Dollar Commitment at such time and (2) the Dollar Borrowing Base at such time minus (b) the Letter of Credit Exposure at such time.

     Dollar Borrowers shall mean Parent, DSI, Cobb and Sharewell.

     Dollar Borrowing Base shall mean (a) the Borrowing Base minus (b) the Dollar Equivalent of the outstanding principal balance of the Pound Note.

     Dollar Equivalent shall mean the equivalent in Dollars of Pounds as determined by using the quoted spot rate at which the Lender (or any Affiliate of the Lender) offers to exchange Dollars for Pounds in New York City at 10:00 a.m. (Houston time) two Business Days before the date on which such equivalent is to be determined.

     Dollar Exposure shall mean the sum of (a) the outstanding principal balance of the Dollar Note plus (b) the Letter of Credit Exposure.

     Dollar Loans shall mean the Loans described in Section 2.1.

     Dollar Note shall mean the promissory note of the Dollar Borrowers described in Section 2.1, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

     Dollars and $ shall mean the lawful currency of the USA.

     EBITDA shall mean Net Income after taxes, plus (a) depreciation, depletion, obsolescence and amortization of Property (including goodwill and other intangibles); (b) tax expense; (c) interest expense, (d) minority interests, and
(e) capitalized lease expense, all determined in accordance with Good Accounting Practice.

     Eligible Accounts shall mean all Qualifying Accounts Receivable of the Dollar Borrowers and their Subsidiaries which are not more than 90 days (or 120 days, if a Foreign Account Debtor) past invoice date, excluding (a) those Accounts which are obligations of Affiliates of any Borrower; (b) all Accounts of an Account debtor if 20% or more (measured by amount) of such Accounts (not including retainage) are outstanding more than 90 days (or 120 days, if such Account debtor is a Foreign Account Debtor) after the invoice date thereof; (c) the excess of all Accounts of an Account debtor and its Affiliates over 20% of all Accounts of all Dollar Borrowers (on a consolidated basis) if such concentration with respect to an Account debtor has been in continuous effect for more than 90 days; (d) progress billings other than Approved Progress Billings, and (e) those Accounts which are obligations of the USA and its instrumentalities.

     Equity shall mean stockholders equity, including (a) preferred stock; (b) common stock; (c) paid in capital in excess of par; (d) retained earnings (net of any reserves of retained earnings), and (e) cumulative translation adjustment.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

     Event of Default shall mean any of the events specified as an event of default in any Credit Document, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and Default shall mean any of such events, whether or not any such requirement has been satisfied.

     Financial Statements shall mean the financial statements of a Person, including all notes (if any) thereto, which shall include a balance sheet as of the date of such financial statements and an income statement and a statement of cash flows for the fiscal period (quarter, year-to-date or year, as the case may be) then ending, all setting forth in comparative form the corresponding figures from such period of the preceding year and prepared in accordance with Good Accounting Practice.

     Financing Statements shall mean all such Uniform Commercial Code financing statements as the Lender shall reasonably require, in Proper Form, duly executed by the Dollar Borrowers or others to give notice of and to perfect or continue perfection of the Lender's security interest in all Collateral.

     Fixed Charge Coverage Ratio shall mean, as of any date, the ratio of (a) the difference of (1) EBITDA minus (2) cash tax expense to (b) Fixed Charges, in each case of Parent (on a consolidated basis). For purposes of this ratio, (i) EBITDA and cash tax expense shall be computed as of any date for the 12 months ending on such date (but if such date is before October 5, 1996, then EBITDA of ENSCO Technology Company shall be included in the foregoing calculation of Parent as if it had been acquired and consolidated 12 months prior to the calculation date) and (ii) Fixed Charges shall be computed as of any date for the 12 months ending on such date (but for months prior to July 2, 1996, such calculation shall exclude all scheduled principal payments and cash interest expense on the Loans, those certain promissory notes dated as of September 30, 1995 and January 1, 1996 executed by the Parent payable to the order of ENSCO Technology Company in the original principal amounts of $2,500,000 and $3,561,000, respectively, and that certain promissory note dated as of September 29, 1995 executed by the Dollar Borrowers payable to the order of Lender in the original principal amount of $17,450,000).

     Fixed Charges shall mean (a) scheduled principal payments (not including mandatory prepayments based on financial results) on all Debt other than the Loans; (b) cash interest expense; (c) Net Capital Expenditures, and (d) dividends (other than stock dividends) by Parent to any of its shareholders to the extent actually distributed or paid.

     Foreign Account Debtor shall mean any Person other than (a) an individual living in the USA; (b) a Corporation organized under the laws of the USA or one of the States of the USA, or (c) a Person with substantial Property in the USA.

     Good Accounting Practice shall mean generally accepted accounting principles consistently applied (except for changes approved by such Person's independent auditors and with prior written notice to the Lender).

     Governmental Authority shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Lender or any Borrower, any Subsidiary of any Borrower or their respective Property.

     Indebtedness shall mean and include, without duplication, (a) all items which in accordance with Good Accounting Practice would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, minority interests, surplus, surplus reserves, deferred credits, accrued taxes and other accruals in the ordinary course of business that do not relate to borrowed money); (b) all guaranties, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, items described in clause (a) above of others, and (c) all items described in clauses (a) and (b) above secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; provided that such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Lender in trust for the payment thereof.

     Interest Rate Agreement shall mean that certain Interest Rate Agreement of even date herewith among the Borrowers and the Lender relating to the Notes.

     Interest Rate Risk Agreement shall mean an interest rate swap agreement, interest rate cap agreement or similar arrangement entered into between any Borrower and one or more financial institutions for the purpose of reducing such Borrower's exposure to interest rate risk and not for speculative purposes, as it may from time to time be amended, modified, restated or supplemented from time to time.

     Interest Rate Risk Indebtedness shall mean all obligations and Indebtedness of any Borrower with respect to the program for the hedging of interest rate risk provided for in any Interest Rate Risk Agreement.

     Inventory shall have the meaning assigned to it in the Texas Business and Commerce Code in force on the date hereof.

       Inventory Component shall mean the lesser of (i) the Accounts Component or (ii) the Possible Inventory Component.

     Investment shall mean the purchase or other acquisition of any securities or Debt of, or the making of any loan, advance, transfer of Property or capital contribution to, or the incurring of any liability, contingently or otherwise, in respect of the Debt of, any Person.

     Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

     Letter of Credit Commitment shall mean the least of (a) the Maximum Commitment; (b) the Dollar Borrowing Base and (c) $3,000,000.

     Letter of Credit Exposure shall mean, as of any date, the aggregate outstanding face amount of all Letters of Credit as of such date.

     Letters of Credit shall mean all letters of credit issued pursuant to this Agreement.

     Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract to secure the payment or performance of an obligation to a third party, and shall include any such reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

     Loan shall mean each advance of funds pursuant to this Agreement.

     Maximum Commitment shall mean $15,000,000, subject to reduction as provided in Section 2.5.

     Maximum Dollar Commitment shall mean (a) the Maximum Commitment minus (b) the Dollar Equivalent of the outstanding principal balance of the Pound Note.

     Maximum Pound Commitment shall mean the lesser of (a) the Possible Pound Commitment and (b) the Nominal Pound Commitment.

     Net Capital Expenditures shall mean, for any period, the excess (if any) of
(a) Capital Expenditures of such period over (b) the net cash proceeds received by the Dollar Borrowers in connection with the sale of their common stock, preferred stock and Subordinated Indebtedness and applied, during such period, to pay Capital Expenditures minus expenditures for the acquisition of a business during such period; in no event may "Net Capital Expenditures" be negative.
"Net Capital Expenditures" shall not include Capital Expenditures which are paid by customers of the applicable Borrower resulting from "lost in hole" equipment. The computation under item (b) above shall specifically include expenditures for certain measurement-while-drilling equipment amounting to $2,378,000 for the month of September, 1996 and $2,336,000 for the month of November, 1996.

     Net Income shall mean gross revenues and other proper income credits, less all proper income charges, including taxes on income, all determined in accordance with Good Accounting Practice; provided that there shall not be included in such revenues (a) any income representing the excess of equity in any Subsidiary at the date of acquisition over the investment in such Subsidiary; (b) any equity in the undistributed earnings of any Person which is not a Subsidiary; (c) any earnings of any Subsidiary for any period prior to the date such Subsidiary was acquired; (d) any gains resulting from the write-up of assets; (e) any proceeds of any life insurance policy, or (f) any gain which is classified as "extraordinary" in accordance with Good Accounting Practice; and provided further that capital gains may be included in revenues only to the extent of capital losses.

     Nominal Pound Commitment shall mean (Pounds)750,000, subject to reduction as provided in Section 2.5.

     Notes shall mean the Dollar Note and the Pound Note.

     Obligations shall mean the obligations of the Borrowers for the Loans, the Letter of Credit Exposure and the other amounts payable by the Borrowers under this Agreement or the other Credit Documents.

     Organizational Documents shall mean, with respect to (a) a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; (b) a partnership, the partnership agreement establishing such partnership; (c) a joint venture, the joint venture agreement establishing such joint venture; (d) a trust, the instrument establishing such trust, and (e) any other type of entity, the analogous documents creating such entity and by which it is governed; in each case including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document and any and all future modifications thereof which are consented to by the Lender.

     Permitted Dividends shall mean (i) dividends paid by any Subsidiary of a Borrower to such Borrower (or to a Subsidiary of such Borrower, in the case of indirect Subsidiaries of such Borrower), (ii) dividends paid by any Subsidiary of a Borrower to a holder of a minority interest in such Subsidiary, but not exceeding the pro rata equivalent of dividends paid by such Subsidiary during the applicable period pursuant to clause (i) of this definition (i.e. if dividends of $900,000 are paid by such Subsidiary during the applicable period pursuant to clause (i) of this definition, a 10% minority shareholder shall be permitted to receive a dividend of $100,000 [($900,000 /
90) x 10]); provided, however, that the right to pay dividends to a minority shareholder pursuant to this clause (ii) shall be suspended at such time as the aggregate dividends paid by the applicable Subsidiary shall reduce such Subsidiary's Equity to zero, and (iii) dividends paid by Parent not exceeding, in any fiscal year, the Net Income of Parent for such fiscal year. Permitted Dividends may be distributed so long as no Default or Event of Default shall have occurred hereunder.

     Permitted Investment Securities shall mean (a) readily marketable securities issued or fully guaranteed by the United States of America or any agency thereof; (b) commercial paper rated "P-2" or better by Moody's Investors Service, Inc. or "A-2" or better by Standard and Poor's Ratings Services (or their equivalent by another nationally recognized statistical ratings organization); (c) certificates of deposit or repurchase certificates issued by financial institutions reasonably acceptable to the Lender, all of the foregoing not having a maturity of more than one year from the date of issuance thereof;
(d) repurchase agreements with respect to (and secured by a pledge of) securities described in clauses (a) through (c) above and entered into with any commercial bank described in clause (c) above or any securities broker-dealer of recognized regional or national standing; (e) money market or mutual funds sponsored by any securities broker-dealer of recognized national standing (or an affiliate thereof) having an investment policy that requires substantially all of the invested assets of such fund to be invested in Investments described in any one or more of the foregoing clauses of this definition, and (f) securities received in settlement of liabilities created in the ordinary course of business.

     Permitted Liens shall mean the Liens permitted by Section 7.2 hereof.

     Person shall mean any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

     Plan shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrower or of any member of a "controlled group of corporations", as such term is defined in the Code, of which any Borrower or any of their respective Subsidiaries is a part, or any such plan to which any of them is required to contribute on behalf of its employees.

     Posi-Trak Acquisition Note shall mean a promissory note, in Proper Form, in a principal amount not exceeding $1,333,340 executed or to be executed by Parent payable to Posi-Trak Mud Motors, Inc.

     Possible Inventory Component shall mean 35% of the net book value of the Inventory of the Dollar Borrowers and their Subsidiaries.

     Possible Pound Commitment shall mean the Sterling Equivalent of (a) the Maximum Commitment minus (b) the Dollar Exposure.

     Pound Available Commitment shall mean the Commitment of the Lender to make Pound Loans described in Section 2.3; at any time, the Pound Available Commitment is the lesser of (a) the Maximum Pound Commitment and (b) the Pound Borrowing Base.

     Pound Borrowing Base shall mean the Sterling Equivalent of (a) the Borrowing Base minus (b) the Dollar Exposure.

     Pound Loans shall mean the Loans described in Section 2.3.

     Pound Note shall mean the promissory note of DSL described in Section 2.3, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

     Pounds and (Pounds) shall mean the lawful currency of the United Kingdom.

     Proper Form shall mean in form and substance reasonably satisfactory to the Lender.

     Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     Qualified Foreign Subsidiary shall mean (i) Drilex Systems, S.A., (ii) any Subsidiary of a Dollar Borrower organized in the United Kingdom or Canada and
(iii) such other Subsidiaries of a Dollar Borrower organized outside the United States as the Lender may from time to time approve.

     Qualifying Accounts Receivable shall mean all Accounts meeting all of the following criteria as of the date of any determination of Qualifying Accounts
Receivable: (a) the Account shall be (1) due and payable not more than 60 days from the date of the invoice or agreement evidencing same and (2) billed within 60 days after the shipment of the goods or the rendering of services giving rise to the Account; (b) the Account shall arise from the performance of services by the obligee of the Account which have been fully and satisfactorily performed, or from the absolute sale of goods by the obligee of the Account in which such obligee had the sole and complete ownership, and the goods have been shipped and delivered to the Account debtor, evidencing which such obligee has possession of shipping and delivery receipts; (c) the Account is not subject to set-off, counterclaim, defense, allowance or adjustment other than discounts for prompt payment shown on the invoice or to dispute, objection or complaint by the Account debtor concerning its liability on the Account, and the goods, the sale of which gave rise to the Account, have not been returned, rejected, lost or damaged; (d) the Account arose in the ordinary course of business of the obligee thereon, and (e) no notice of bankruptcy, insolvency or financial embarrassment of the Account debtor has been received by the obligee of such Account; provided that each determination of a Qualifying Account Receivable shall exclude any portion of an Account which is to be retained pending the completion of the relevant project.

     Quarterly Financial Statements shall mean the quarterly Financial Statements of a Person.

     Secretary's Certificate shall mean a certificate of the Secretary or an Assistant Secretary (or similar officer) of a Corporation as to (a) the resolutions of the Board of Directors (or similar body) of such Corporation authorizing the execution, delivery and performance of the Credit Documents to be delivered by such Corporation; (b) the incumbency and signature of the officer of such Corporation executing such Credit Documents on behalf of such Corporation, and (c) the Organizational Documents of such Corporation.

     Security Documents shall mean this Agreement and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments of production or proceeds of production, assignments of income, assignments of contract rights, assignments of partnership interest, assignments of royalty interests, assignments of performance, completion or surety bonds, standby agreements, subordination agreements, undertakings and other instruments and Financing Statements now or hereafter executed and delivered by any Person (other than solely by the Lender and/or any other creditor participating in the Loans evidenced by the Notes or any collateral or security therefor) in connection with, or as security for the payment or performance of, any indebtedness under this Agreement.

     Shareco Acquisition Documents shall mean the Shareco Acquisition Notes and the other documents and instruments executed in connection with the transactions contemplated in that certain Stock Purchase Agreement dated May 5, 1995 executed by and between Parent and the holders of shares and options to purchase shares of Shareco. Each of the Shareco Acquisition Documents shall be in Proper Form.

     Shareco Acquisition Notes shall mean the promissory notes described on Exhibit H hereto.

     Shareco (UK) shall mean Sharewell Horizontal Systems, Ltd., a company incorporated under the laws of the United Kingdom.

     Sterling Equivalent shall mean the equivalent in Pounds of Dollars as determined by using the quoted spot rate at which the Lender (or any Affiliate of the Lender) offers to exchange Pounds for Dollars in New York City at 10:00 a.m. (Houston time) two Business Days before the date on (or as of) which such equivalent is to be determined.

     Stock Acquisition Notes shall mean promissory notes, in Proper Form, in an aggregate principal amount not exceeding $2,154,000 executed or to be executed by Parent payable to Cobb Directional Drilling Company, Inc. executed in connection with the acquisition by Parent and DSI of all of the interests of Cobb Directional Drilling Company, Inc. in and to Cobb.

     Subsidiary shall mean, as to a particular parent Corporation, any Corporation of which 50% or more of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent Corporation, or by one or more of its Affiliates.

     Subordinated Indebtedness shall mean all Indebtedness of any Dollar Borrower, now or hereafter existing, which is subordinated (on terms and conditions acceptable to the Lender and by documents in Proper Form) to all Indebtedness of the Dollar Borrowers to the Lender.

     Tangible Net Worth shall mean the difference of (a) Parent's Common Stockholders' Equity (on a consolidated basis) minus (b) all of its intangibles, including (1) deferred charges; and (2) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles.

     Tangible Net Worth Increment shall mean, for any fiscal year (or portion thereof) of Parent, the sum of (1) the aggregate of the net cash proceeds received by the Dollar Borrowers in connection with the sale of their common stock, preferred stock and Subordinated Indebtedness during such year (or the applicable portion thereof) plus (2) either (a) 50% of the aggregate Net Income of Parent (on a consolidated basis) for such year (or the applicable portion thereof), if Parent (on a consolidated basis) has an aggregate positive Net Income for such year (or the applicable portion thereof), or (b) in all other cases, zero.

     Tangible Net Worth Requirement shall mean, as of any date, (a) for the period from the date hereof through December 31, 1996, $32,000,000, (b) for the Parent's fiscal year 1997, the sum of $32,000,000 plus the Tangible Net Worth Increment (on a consolidated basis) for the third and fourth fiscal quarters of the Parent's fiscal year 1996 (but excluding from said Tangible Net Worth Increment the net cash proceeds from the Parent's initial public offering of common stock on July 9, 1996) and (c) for each subsequent fiscal year of the Parent, beginning on January 1, 1998, the sum of the Tangible Net Worth Requirement for the Parent's fiscal year 1997 plus the aggregate of the Tangible Net Worth Increments for the Parent's fiscal year 1997 and all subsequent completed fiscal years of Parent (on a consolidated basis).

     Termination Date shall mean the earlier of (a) September 30, 1999 or (b) the date specified by the Lender in accordance with Section 8.1.

     Unused Dollar Commitment shall mean, as of any date, the difference of (a) the Dollar Available Commitment minus (b) the outstanding principal balance of the Dollar Note.

     Unused Maximum Commitment shall mean, as of any date, the difference of (a) the Maximum Commitment minus (b) the sum of (1) the Dollar Exposure plus (2) the Dollar Equivalent of the outstanding principal balance of the Pound Note.

     Unused Pound Commitment shall mean, as of any date, the difference of (a) the Pound Available Commitment minus (b) the then-outstanding principal balance of the Pound Note.

     USA shall mean the United States of America.

      1.2 Other Terms and References. Except where specifically otherwise provided in the Credit Documents:

     (a) Each of the following terms shall have the meaning ascribed to it in the Texas Uniform Commercial Code on the date hereof:

     accessions, continuation statement, fixtures, general intangibles, goods, proceeds, security interest and security agreement.

     (b) Any term defined in the Interest Rate Agreement and used in this Agreement but not otherwise defined herein shall have the meaning ascribed to it in the Interest Rate Agreement.

     (c) Any accounting term not otherwise defined shall have the meaning ascribed to it under Good Accounting Practice.

     (d) All financial measurements shall be computed without duplication, on a consolidated basis (unless otherwise specified) and in accordance with Good Accounting Practice. All calculations of amounts and ratios with respect to each covenant contained in the Credit Documents shall be carried out to the precision implied in such covenant; e.g., if a ratio is expressed in a covenant as "at least 1.00 to 1" then such ratio shall be rounded to the nearest 0.01, while if a ratio is expressed in a covenant as "at least 1.0 to 1" then such ratio shall be rounded to the nearest 0.1.

     (e) Unless otherwise specified, all references to time shall be references to Houston time.

     (f) Wherever the term "including" or any of its correlatives appears in a Credit Document, it shall be read as if it were written "including (by way of example and without limiting the generality of the subject or concept referred
to)".

     (g) Wherever the word "herein" or "hereof" is used in a Credit Document, it is a reference to that entire Credit Document and not just to the subdivision of it in which the word is used.

     (h) References in a Credit Document to Section and Article numbers are references to the Sections and Articles, respectively, of such Credit Document.

     (i) References in a Credit Document to Exhibits, Schedules, Riders, Annexes and Appendices are to the Exhibits, Schedules, Riders, Annexes and Appendices to such Credit Document, and they shall be deemed incorporated into such Credit Document by reference.

     (j) Any term defined in the Credit Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided that nothing in this Section shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Credit Documents.

     (k) Defined terms may be used in the singular or plural, as the context requires.

     (l) The pronouns used in the Credit Documents are in the neuter gender but shall be construed as feminine, masculine or neuter, as the context requires.

2.   The Credits.
     -----------

      2.1 Dollar Loans. Subject to the terms and conditions hereof, the Lender agrees to make Dollar Loans to the Dollar Borrowers from time to time before the Termination Date, not to exceed at any one time outstanding the Dollar Available Commitment, the Dollar Borrowers having the right to borrow, repay and reborrow. Each Dollar Loan shall be in an amount of at least $250,000 or the Unused Dollar Commitment, whichever is less. Each repayment of the Dollar Loans shall be in an amount of at least $250,000 or the principal balance of the Dollar Note, whichever is less. The Dollar Loans shall be evidenced by the Dollar Note substantially in the form of Exhibit A.

      2.2 Letter of Credit.
          -----------------
     (a) Issuance. Subject to the terms and conditions hereof, the Lender agrees to issue Letters of Credit for the account of the Dollar Borrowers from time to time before the Termination Date, in such face amount, with such expiry date (provided that no Letter of Credit shall have an expiry date beyond one year from the date of issuance) and for the benefit of such beneficiary as the Dollar Borrowers may designate in the related Application; provided that (x) the Letter of Credit Exposure may never exceed the Letter of Credit Commitment and
(y) the principal balance of the Dollar Note shall not exceed the Dollar Available Commitment after giving effect to such Letter of Credit.

     (b) Fees. As a condition precedent to the issuance of each Letter of Credit, the Dollar Borrowers agree to pay the Lender the (1) usual and customary fees of the Lender for each issuance, extension, amendment and wire advice of and drawing under a Letter of Credit and (2) a fee equal to the greater of (i) $250 for each Letter of Credit or (ii) 1% per annum (calculated on the basis of the actual number of days to elapse in a year composed of 360 days) of the face amount of such Letter of Credit to its date of expiry.

     (c) Cash Collateral. Upon the occurrence of the Termination Date (whether by the passage of time or otherwise), the Dollar Borrowers will immediately either (1) provide the Lender with Cash Collateral in an amount equal to the Letter of Credit Exposure at such time or (2) provide the Lender with one or more back-up letters of credit, with face amounts corresponding to the outstanding face amounts of the outstanding Letters of Credit and expiry dates at least one month beyond the expiry dates of the corresponding outstanding Letters of Credit, such back-up letters of credit to be in Proper Form and issued by financial institutions acceptable to the Lender. If the Letter of Credit Exposure ever exceeds the Letter of Credit Commitment, the Dollar Borrowers will immediately (1) provide the Lender with Cash Collateral equal to the amount of such excess or (2) obtain from the beneficiaries of Letters of Credit a reduction in the aggregate amount of such Letters of Credit at least equal to the amount of such excess (or a combination thereof). In the event that any Borrower deposits Cash Collateral pursuant to the immediately preceding sentence and the Letter of Credit Exposure is thereafter reduced below the Letter of Credit Commitment at such time, the Lender will upon request of the Borrowers promptly return to the Borrowers Cash Collateral in the amount of such shortfall.

     (d) Additional Conditions. The issuance by the Lender of each Letter of Credit shall be subject to the additional conditions precedent that (1) such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Lender; (2) the Dollar Borrowers shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Lender shall have reasonably requested, and (3) the terms of such Letter of Credit are not inconsistent with the terms of this Agreement.

     (e) Indemnification. The Dollar Borrowers hereby indemnify, release and hold the Lender and its shareholders, directors, officers, employees and agents harmless from and against any and all claims and damages, losses, liabilities, costs or expenses which any of them may incur (or which may be claimed against any of them by any Person whatsoever) to which any of them may become subject arising out of or based upon the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, WHETHER THROUGH THE ALLEGED OR ACTUAL NEGLIGENCE OF SUCH PERSON OR OTHERWISE; except and to the extent that the same results from the willful misconduct, gross negligence or bad faith of such Person.

      2.3 Pound Loans. Subject to the terms and conditions hereof, the Lender agrees to make Pound Loans to DSL from time to time before the Termination Date, not to exceed at any one time outstanding the Pound Available Commitment, DSL having the right to borrow, repay and reborrow. Each Pound Loan shall be in an amount of at least (Pounds)100,000 or the Unused Pound Commitment, whichever is less. Each repayment of the Pound Loans shall be in an amount of at least (Pounds)100,000 or the principal balance of the Pound Note, whichever is less. The Pound Loans shall be evidenced by the Pound Note, substantially in the form of Exhibit B.

      2.4 Mandatory Prepayments. If the principal balance of the Dollar Note ever exceeds the Dollar Available Commitment or the principal balance of the Pound Note ever exceeds the Pound Available Commitment, then the relevant Borrower shall immediately (1) make a prepayment on the relevant Note in the amount of such excess or (2) obtain from the beneficiaries of any outstanding Letters of Credit a reduction in the aggregate amount of such Letters of Credit (or a combination thereof).

      2.5 Voluntary Commitment Reductions. At any time and from time to time, upon five Business Days' notice, (a) the Dollar Borrowers may reduce the Maximum Commitment by an integral multiple of $500,000; (b) DSL may reduce the Nominal Pound Commitment by an integral multiple of (Pounds)250,000; (c) the Dollar Borrowers may terminate the Dollar Commitment, and (d) DSL may terminate the Pound Commitment; provided that such reduction or termination (x) may not cause
(1) the maximum amount permissible to be outstanding under either Note pursuant to the terms of the Credit Documents to be less than the then-outstanding principal balance of such Note or (2) the Letter of Credit Exposure to exceed the Letter of Credit Commitment and (y) shall be permanent, and the relevant Commitment may not thereafter be increased or restored.

      2.6 Commitment Fees. In consideration of (a) the Maximum Commitment, the Dollar Borrowers agree to pay a fee of 1/4% per annum on the daily average Unused Maximum Commitment; such fee (the "Commitment Fee") shall be (x) computed on the basis of the actual number of days elapsed in a year composed of 360 days and (y) payable in arrears on the last Business Day of each January, April, July and October and on the Termination Date. From the effective day of any reduction or termination in accordance with Section 2.5, the several obligations of the Dollar Borrowers to pay the Commitment Fee shall be correspondingly reduced.

      2.7 Payments. Unless otherwise expressly provided therein, all payments of principal, interest and other fees and amounts due from any Borrower under the Credit Documents shall be made in immediately available funds to the Lender at its principal banking building in Houston, Harris County, Texas, by no later than 12:00 noon on the date when due; each payment made after that time shall be considered for all purposes (including the payment of interest, to the extent not prohibited by law) as having been made on the next succeeding Business Day. If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the then-applicable rate per annum during such extension. All amounts paid or payable under the Credit Documents (a) by the Dollar Borrowers shall be denominated in Dollars, and any payment in Pounds shall be credited for the Dollar Equivalent thereof, and (b) by DSL shall be denominated in Pounds, and any payment in Dollars shall be credited for the Sterling Equivalent thereof.

      2.8      Capital Adequacy.

     (a) If after the date of this Agreement, the Lender shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations under the Credit Documents to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount reasonably deemed by the Lender to be material, then from time to time, the Dollar Borrowers shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

     (b) A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender as specified in Section 2.8 (a) shall be delivered as soon as practicable to the Dollar Borrowers and shall be conclusive and binding, absent manifest error. The Dollar Borrowers shall pay the Lender the amount shown as due on any such certificate within 15 days after the Lender delivers such certificate. In preparing such certificate, the Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

     (c) A Dollar Borrower's obligations under this Section shall survive the payment of the such Dollar Borrower's Loans and the termination of such Dollar Borrower's Commitment; provided that any request for compensation pursuant to this Section must be made on or before six (6) months after the Lender incurs the applicable material reduction in rate of return or the Lender shall be deemed to have waived the right to such compensation.

  3. Guaranty.

      3.1 Guaranty of Pound Note. The Dollar Borrowers unconditionally guarantee unto the Lender the payment of the principal of and accrued interest on the Pound Note when due (whether at the stated maturity, by acceleration or otherwise) and all other amounts owing by DSL to the Lender pursuant to the Credit Documents, all in accordance with the terms thereof (collectively, the "Pound Obligations"). This guaranty is unconditional and absolute, and if for any reason all or any portion of the Pound Obligations shall not be paid promptly when due, the Dollar Borrowers will immediately pay the same to the Lender, regardless of any defense, right of set-off or counterclaim which DSL may have or assert, and regardless of whether the Lender or any other Person shall have taken any steps to enforce any rights against DSL or any other Person to collect such sum, and regardless of any other condition or contingency. This guaranty by the Dollar Borrowers shall also cover all reasonable expenses incurred by the Lender in enforcing payment of the Pound Obligations, including this Article.

      3.2 Modifications, Etc. The obligations, covenants, agreements and duties of the Dollar Borrowers under this Article shall in no way be affected or impaired by reason of the happening from time to time of any of the following with respect to the Credit Documents, without the necessity of any notice to, or further consent of, the Dollar Borrowers, to the fullest extent permitted by applicable law: (a) the release or waiver, by operation of law or otherwise, of the performance or observance by DSL or any other co-guarantor, surety, endorser or other obligor of any express or implied agreement, covenant, term or condition in any Credit Document to be performed or observed by such party; (b) the extension of the time for the payment of all or any portion of the Pound Obligations or the extension of time for the performance of any other obligations of DSL under, arising out of, or in connection with the Credit Documents; (c) the supplementing, modification or amendment (whether material or otherwise) of any of the Credit Documents (with respect to the obligations of
DSL) or any of the obligations of DSL or any other surety or co-guarantor for DSL set forth in the Credit Documents; (d) any failure, omission, delay or lack of diligence on the part of the Lender or any other Person, to enforce, assert or exercise any right, privilege, power or remedy conferred on the Lender or any other Person in any of the Credit Documents, or any action on the part of the Lender or such other Person granting indulgence or extension of any kind; (e) the release of any Lien or the release, modification, waiver or failure to enforce any Lien, insurance agreement, bond or other guaranty, surety or indemnity agreement whatsoever; (f) the release, modification, waiver or failure to enforce any right, benefit, privilege or interest under any contract or agreement, under which the rights of DSL under the Credit Documents or any other obligor have been collateral or absolutely assigned, or a Lien which has been granted, to the Lender as direct or indirect security for payment of all or any part of the Pound Obligations or performance of any obligations of DSL under the Credit Documents; (g) the voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, DSL under the Credit Documents, or any other surety or co-guarantor for DSL under the Credit Documents or any of the Property of DSL or of any other surety or co-guarantor for DSL under the Credit Documents; (h) any invalidity of or defect or deficiency in any of the Credit Documents or failure to acquire, perfect or maintain perfection of any Lien securing payment of the Pound Obligations, or any portion thereof, or performance of DSL's or any other Person's obligations under the Credit Documents, or (i) the settlement or compromise of all or any part of Pound Obligations.

      3.3 Waivers. The Dollar Borrowers hereby waive, to the fullest extent permitted by applicable law, (a) marshaling of assets and liabilities; (b) sale in inverse order of alienation; (c) notice of acceptance of this guaranty and of any liability to which it applies or may apply; (d) presentment; (e) demand for payment; (f) protest; (g) notice of nonpayment; (h) notice of dishonor; (i) notice of acceleration; (j) notice of intent to accelerate; (k) all other notices and demands, collection suit and the taking of any other action by the Lender, and (l) all rights to which it may be entitled under any applicable suretyship law, including Article 34 of the Texas Business and Commerce Code; Section 17.001 of the Texas Civil Practice and Remedies Code, and Rule 31 of the Texas Rules of Civil Procedure.

      3.4 Payment Guaranty. This is a guaranty of payment and not of collection, and the Dollar Borrowers waive any right to require that any action be brought against DSL or any other Person. Should the Lender seek to enforce the obligations of the Dollar Borrowers under this Article by action in any court, the Dollar Borrowers waive any necessity, substantive or procedural, that a judgment previously be rendered against DSL or any other Person or that DSL or any other Person be joined in such cause or that a separate action be brought against DSL or any other Person; the obligations of the Dollar Borrowers under this Article are several from those of DSL or any other Person, including any other surety or co-guarantor for DSL, and are primary obligations concerning which the Dollar Borrowers are each a principal obligor. All waivers herein contained shall be without prejudice to the Lender at its option to proceed against the Dollar Borrowers, DSL or any other Person, whether by separate action or by joinder. The Dollar Borrowers agree that this guaranty shall not be discharged except by (a) payment of the Pound Note in full; (B) termination of all obligations of the Lender to make Pound Loans, and (c) complete performance of all obligations of the Dollar Borrowers contained in this Article.

      3.5 Subrogation. Notwithstanding any payment or payments made by the Dollar Borrowers under this Article or any set-off or application of funds of the Dollar Borrowers by the Lender with respect to the Pound Note, the Dollar Borrowers shall not be entitled to exercise any subrogation in respect of the rights of the Lender against DSL or any collateral security or rights of offset held by the Lender for the payment of the obligations of DSL under the Credit Documents until such time as all Indebtedness owing to the Lender under this Agreement and the other Credit Documents shall have been paid in full and the obligation of the Lender to make further advances hereunder shall have terminated.

  4. Conditions.

      4.1 All Extensions of Credit. The obligation of the Lender to make any Loan or issue any Letter of Credit is subject to (a) the accuracy in all material respects of all representations and warranties of the Borrowers on the date of such extension of credit; (b) the performance in all material respects by the Borrowers of their respective obligations under the Credit Documents, and
(c) the satisfaction in all material respects of the following further conditions: (1) the Lender shall have received the following, all of which shall be duly executed and in Proper Form: (A) in the case of a Dollar Loan, a Request for Dollar Loan, substantially in the form of Exhibit C, no later than the applicable Rate Designation Date; (B) in the case of a Pound Loan, a Request for Pound Loan, substantially in the form of Exhibit D, no later than the applicable Rate Designation Date; (C) in the case of a Letter of Credit, the Lender shall have received the related Application at least three Business Days before the date (which shall be a Business Day) the Letter of Credit is to be issued, and
(D) such other documents as the Lender may reasonably require; (2) before such extension of credit, there shall have occurred, in the sole opinion of the Lender, no material adverse change in the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole; (3) no Default or Event of Default shall have occurred and be continuing, and (4) such extension of credit shall not be prohibited by, or subject the Lender to any penalty or onerous condition under, any Legal Requirement.

      4.2 First Loan. In addition to the matters described in Section 4.1, the obligation of the Lender to make the first Loan hereunder is subject to the receipt by the Lender of each of the following, in Proper Form: (a) the Notes;
(b) a Secretary's Certificate for each Borrower; (c) a certificate from the appropriate Governmental Authorities as to the existence, authority to do business and good standing of the Borrowers; (d) legal opinions from Baker & Botts, L.L.P. and Iain Smith & Co. substantially in the forms of Exhibits E and F, respectively, and (e) a calculation of the initial Dollar Borrowing Base and the initial Pound Borrowing Base, and to the further condition that, at the time of the initial Loan, all legal matters incident to the transactions herein contemplated shall be satisfactory to Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P, counsel for the Lender.

5. Representations and Warranties.

     To induce the Lender to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrowers represent and warrant as follows:

      5.1 Organization. Each of the Dollar Borrowers and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all power and authority to conduct its business as presently conducted, and (c) is duly qualified to do business and in good standing in all jurisdictions where such qualification is necessary or desirable and where the failure to be so qualified would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole.

      5.2 Financial Statements. The Financial Statements delivered to the Lender fairly present, in all material respects, in accordance with Good Accounting Practice, the financial condition and the results of operations of the Dollar Borrowers and their Subsidiaries as at the dates and for the periods indicated. Except as heretofore disclosed to the Lender, no material adverse change has occurred in the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole, since the dates of such Financial Statements. None of the Borrowers is subject to any instrument or agreement materially and adversely affecting its financial condition, business or affairs.

      5.3 Enforceable Obligations; Authorization. The Credit Documents are legal, valid and binding obligations of the Borrowers, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of the Credit Documents (a) have all been duly authorized by all necessary action; (b) are within the power and authority of the Borrowers; (c) do not and will not contravene or violate any applicable Legal Requirement or the Organizational Documents of the Borrowers; (d) do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which any Borrower or any of their respective Property may be bound or affected, and (e) do not and will not result in the creation of any Lien upon any Property of any of the Borrowers except as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained.

      5.4 Other Debt. None of the Dollar Borrowers nor any of their Subsidiaries is in default in the payment of any other Debt or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party which would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole.

      5.5 Litigation. Except as disclosed to the Lender, there is no litigation or administrative proceeding pending or, to the knowledge of any Borrower, threatened against, nor any outstanding judgment, order or decree affecting, any Dollar Borrower or any of their Subsidiaries before or by any Governmental Authority. None of the Dollar Borrowers nor any of their Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority.

      5.6 Title. Except as disclosed to the Lender, the Dollar Borrowers and each of their Subsidiaries has good and marketable title to its respective Property, free and clear of all material Liens other than Permitted Liens.

      5.7 Taxes. The Dollar Borrowers and each of their Subsidiaries has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith.

      5.8 Regulation U. None of the proceeds of any Loan will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose would constitute this transaction a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

      5.9 Subsidiaries. As of the date of this Agreement, the Dollar Borrowers have no Subsidiaries other than as listed on Appendix I. As of the date of this Agreement, each such Subsidiary is owned by the Dollar Borrowers in the percentages set forth on Appendix I.

      5.10 Representations by Others. All statements made by or on behalf of any Borrower in connection with any Credit Document shall constitute representations and warranties of the Borrowers hereunder.

      5.11 No Misrepresentation or Omission. No representation or statement by or on behalf of any Borrower to the Lender in connection with the negotiation of the Credit Documents or the transactions contemplated thereby as of the respective dates of delivery thereof to the Lender (or as of the date as to which such information speaks, as applicable), contains (or will contain) any untrue statement of material fact, or omits (or will omit) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact (other than facts of general applicability to the Borrowers and others in the same industry as the Borrowers) which materially and adversely affects (or in the future may, as far as any Borrower can now foresee, materially and adversely affect) the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole.

  6. Affirmative Covenants.

     Each Borrower covenants and agrees with the Lender that before the termination of this Agreement it will do, cause each of its Subsidiaries to do, and if necessary cause to be done, each and all of the following:

      6.1 Taxes, Existence, Regulations, Property, etc. At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested in good faith and reserves have been established therefor; (b) do all things necessary to preserve its corporate existence, qualifications, rights and franchises in all jurisdictions where such qualification is necessary or desirable and where the failure to do so would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole; (c) comply in all material respects with all applicable Legal Requirements in respect of the conduct of its business and the ownership of its Property where the failure to do so would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole, and (d) subject to force majeure and ordinary wear and tear, cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently.

      6.2 Financial Statements and Information. Furnish to the Lender three copies of each of the following: (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Dollar Borrowers, Annual Financial Statements of Parent, together with a reconciliation of the same to the Quarterly Financial Statements of the Parent with the same date; (b) as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of the Dollar Borrowers, Quarterly Financial Statements of the Parent; (c) concurrently with the Financial Statements provided for in Section 6.2(b), a Certificate of No Default, substantially in the form of Exhibit G (accompanied by evidence reasonably satisfactory to Lender supporting the information set forth in such Certificate of No Default), and (d) such other information relating to the financial condition and affairs of the Dollar Borrowers and their Subsidiaries as the Lender may request from time to time.

      6.3 Financial Tests. Have and maintain at all times (a) a Tangible Net Worth of Parent (on a consolidated basis) at least equal to the Tangible Net Worth Requirement; (b) a Debt to Capitalization Ratio of Parent (on a consolidated basis) of not more than 40%, and (c) a Fixed Charge Coverage Ratio of Parent (on a consolidated basis) of at least 1.25 to 1.

      6.4 Inspection. Permit the Lender to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all at such times and intervals and to such extent during normal business hours as the Lender may reasonably desire.

      6.5 Further Assurances. Promptly execute and deliver any and all other and further instruments which may be reasonably requested by the Lender to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of each Borrower's agreements set forth in the Credit Documents or so intended to be.

      6.6 Books and Records. Maintain books of record and account in accordance with Good Accounting Practice.

      6.7 Insurance. Maintain insurance with such insurers, on such of its properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses, and furnish the Lender satisfactory evidence thereof promptly upon request.

      6.8 Notice of Certain Matters. Notify the Lender immediately upon acquiring knowledge of the occurrence of any of the following: (a) the institution or threatened institution of any lawsuit or administrative proceeding (including any tax assessment) affecting any Dollar Borrower or any of their Subsidiaries that would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole; (b) any material adverse change in the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole, or (c) any Event of Default or any Default. A Borrower will notify the Lender in writing at least 30 days before the date that such Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

      6.9 Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes.

  7.      Negative Covenants.

     Each Borrower covenants and agrees with the Lender that before the termination of this Agreement it will not, and will not suffer or permit any of their Subsidiaries to, do any of the following:

      7.1 Debt. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Debt, whether direct, indirect, absolute, contingent or otherwise, except the following: (a) Debt to the Lender; (b) Debt secured by Liens permitted by
Section 7.2; (c) other liabilities existing on the date of this Agreement and heretofore disclosed to the Lender, and all renewals and extensions (but not increases) thereof; (d) current accounts payable and unsecured current liabilities, not the result of borrowing, to vendors, suppliers and Persons providing services, for expenditures for goods and services normally required by it in the ordinary course of business and on ordinary trade terms; (e) unsecured Debt owing by (1) the Dollar Borrowers to any of their Subsidiaries; (2) any of their Subsidiaries to the Dollar Borrowers, and (3) any Subsidiary of the Dollar Borrowers to another Subsidiary of the Dollar Borrowers; (f) the Posi-Trak Acquisition Note and the Stock Acquisition Notes, and all renewals and extensions (but not increases) thereof; (g) the Shareco Acquisition Notes, and all renewals and extensions (but not increases) thereof; (h) other unsecured Debt of Parent, not to exceed $5,000,000 in the aggregate at any one time outstanding; (i) Interest Rate Risk Indebtedness, and (j) other unsecured Debt, not to exceed $1,000,000 in the aggregate (for the Dollar Borrowers and their Subsidiaries) at any one time outstanding.

      7.2 Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its accounts or contract rights; provided that any Dollar Borrower or any of their Subsidiaries may create or suffer to exist: (a) materialmen's, artisans' or mechanics' Liens arising in the ordinary course of business, and Liens for taxes, but only to the extent that payment thereof shall not at the time be due or are being contested in good faith and by appropriate proceeding; (b) Liens in effect on the date hereof and disclosed to the Lender, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase; (c) Liens in favor of the Lender, including, without limitation, Liens securing Interest Rate Risk Indebtedness owed to the Lender (but not to any to any other Person); (d) purchase money Liens on Property to be acquired, but only if (1) the Debt secured thereby does not exceed the purchase price of such Property and (2) the aggregate amount of such Debt does not exceed $1,000,000 in the aggregate (for the Dollar Borrowers and their Subsidiaries) at any one time outstanding; (e) Liens covering the equity interest in Cobb owned by Parent and DSI and securing the Posi-Trak Acquisition Note and/or the Stock Acquisition Notes, and all renewals and extensions (but not increases) thereof;
(f) Liens consisting of pledges or deposits made in connection with obligations of the Borrowers or their Subsidiaries incurred in the ordinary course of business under unemployment insurance, social security, workers' compensation laws or similar legislation; (g) Liens consisting of security interests, pledges or deposits of property to secure the performance of bids, tenders, trade contracts (other than contracts evidencing or constituting Indebtedness for the payment of money), leases, licenses, franchises, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customer bonds in proceedings to which the Borrowers or their Subsidiaries is a party in the ordinary course of business; (i) Liens created by, resulting from or arising in connection with any litigation or legal proceeding involving the Borrowers or their Subsidiaries (excluding any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment to the extent the amount of the related judgments, in the aggregate, exceed $500,000 which is not covered by insurance) which is currently being diligently contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries in accordance with Good Accounting Practices; (j) Liens upon any property hereafter acquired by the Borrowers or their Subsidiaries (the "Acquiring Entity") to secure Indebtedness in existence on the date of such acquisition (but not incurred or created in connection with such acquisition), which Indebtedness is assumed by such Acquiring Entity simultaneously with such acquisition, which Liens extend only to such property so acquired and with respect to which Indebtedness none of the Borrowers or any Subsidiary (other than the Acquiring Entity) has any obligations; (k) normal encumbrances and restrictions on title which do not secure Debt and which do not have a material adverse affect on the assets, liabilities, financial condition, business or affairs of the Dollar Borrowers and their Subsidiaries, taken as a whole, and (l) any Lien created by or resulting from any extension, renewal, modification, refinancing, in whole or in part, of any indebtedness or other financing giving rise to a Lien permitted by subparagraphs (a) through (k) above, if limited to the same property or any portion thereof subject to, and securing not more than the amount secured by, the Lien previously securing the Indebtedness or other financing so extended, renewed, modified or refinanced.

      7.3 Contingent Liabilities. Directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person except for (a) the endorsement of checks or other negotiable instruments in the ordinary course of business; (b) guarantees, letters of credit and other such obligations in favor of the Lender;
(c) contingent obligations with respect to surety bonds obtained in the ordinary course of business; (d) the Letters of Credit; (e) indemnities, warranties and other contingent obligations arising in the ordinary course of business in connection with the purchase, sale or other disposition of assets or properties or the delivery of services; (f) indemnity obligations arising by operation of law in the ordinary course of business; (g) other guarantees of Debt, provided that the aggregate amount of such Debt so guaranteed may not exceed $500,000 in the aggregate (for the Dollar Borrowers and their Subsidiaries) at any one time outstanding, and (h) contingent obligations heretofore disclosed to the Lender.

      7.4 Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of transactions, directly or indirectly: (a) liquidate or dissolve; (b) be a party to any merger or consolidation, unless a Dollar Borrower (if any Dollar Borrower is involved in the transaction) or DSL (if DSL, but no Dollar Borrower, is involved in the transaction) is the survivor; (c) sell, convey or lease all or any substantial part of its assets, except for sale of Inventory in the ordinary course of business or other property not necessary or useful in the conduct of such Person's business, or (d) except as permitted under Section 7.2, pledge, transfer or otherwise dispose of any shares of capital stock of a Subsidiary or any Debt of a Subsidiary, or permit any Subsidiary to issue any additional shares of capital stock other than to the Dollar Borrowers or their Subsidiaries, or to acquire any shares of capital stock of any Dollar Borrower or any of their Subsidiaries.

      7.5 Redemption, Dividends and Distributions. At any time (a) redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock; (b) pay any dividend (except Permitted Dividends), or (c) make any other distribution of any Property or cash to stockholders as such (except Permitted Dividends).

      7.6 Nature of Business. Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged.

      7.7 Transactions with Related Parties. Except for the transactions and agreements under the Cobb Acquisition Documents, enter into any transaction or agreement with any officer, director or holder of any outstanding capital stock of any Dollar Borrower or any of their Subsidiaries (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

      7.8 Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or have any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except (a) Permitted Investment Securities; (b) travel advances and other prepaid business expenses in the ordinary course of business to officers and employees; (c) the stock of Subsidiaries as in effect on the date hereof and as heretofore disclosed to the Lender; (d) Investments by any Borrower or any of its Subsidiaries to or in any other Borrower; (e) other Investments (including loans) by the Borrowers or any of their Subsidiaries, not to exceed $3,000,000 in the aggregate at any one time outstanding, in other entities which are primarily engaged in businesses substantially similar to the businesses conducted by the Borrowers and their Subsidiaries on the date hereof or other businesses primarily engaged in the design, manufacture, sale or distribution of equipment or products primarily used in the exploration for, or production or transportation of, oil and gas or used primarily in the petrochemical, chemical, refining, mining, environmental remediation or trenchless application business;
(f) Investments acquired in settlement of claims and disputes, and (g) the loans evidenced by the promissory notes described on Exhibit I hereto.

      7.9 ERISA. At any time permit any Plan to (a) engage in any "prohibited transaction" as defined in ERISA; (b) incur any "accumulated funding deficiency" as defined in ERISA, or (c) be terminated in a manner which could result in the imposition of a Lien on any Property of any Dollar Borrower or any of their Subsidiaries pursuant to ERISA.

      7.10 Subsidiaries. The Borrowers will not form or acquire any Subsidiaries without first giving the Lender prior written notice thereof. Each Subsidiary formed or acquired after the date hereof which is organized in the United States shall be required to execute and deliver to the Lender a guaranty, in Proper Form, pursuant to which such Subsidiary guarantees payment of the Obligations.

  8. Events of Default and Remedies.

      8.1 Events of Default. If any of the following events shall occur, then the Lender may do any or all of the following: (1) without notice to any Borrower, declare either or both of the Notes to be, and thereupon such Note(s) shall forthwith become, immediately due and payable, together with all accrued interest thereon and any Commitment Fee hereunder, without notice of any kind, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (2) without notice to any Borrower, terminate either or both of the Commitments; (3) by notice in writing to the Borrowers, accelerate the Termination Date to a date as early as the date of the notice; (4) exercise its rights of offset against each account and all other Property of any of the Borrowers in the possession of the Lender, which right is hereby granted by the Borrowers to the Lender, and (5) exercise any and all other rights pursuant to the Credit Documents:

     (a) A Borrower shall fail to pay or prepay any principal of the Note made by it as and when due;

     (b) A Borrower shall fail to pay any interest on the Note made by it or any Commitment Fee or any other obligation hereunder payable by it as and within three Business Days of when due; or

     (c) Any Dollar Borrower or any of their Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any principal of or interest on any other Debt having a principal amount outstanding in excess of $500,000, or an "event of default" (however denominated) shall have occurred which gives the holder of such Debt the legal ability to accelerate its maturity; or

     (d) Any representation or warranty made in connection with any Credit Document shall prove to have been incorrect, false or misleading in any material respect when made; or

     (e) Default shall occur in the punctual and complete performance of any covenant contained in Section 6.3 or Section 7 of this Agreement or any other negative covenant set forth in this Agreement or in any other Credit Document; or

     (f) Default shall occur in the punctual and complete performance of any other covenant of a Borrower or any other Person (other than the Lender) contained in any Credit Document and the same shall remain uncured for ten days after the Lender gives notice thereof to the Borrowers; or

     (g) Final judgment for the payment of money shall be rendered against any Dollar Borrower or any of their Subsidiaries in excess of $500,000 in the aggregate which is not covered by insurance and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed; or

     (h) Any order shall be entered in any proceeding against any Dollar Borrower or any of their Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for 30 days; or

     (i) The occurrence of an Event of Default under any Credit Document; or

     (j) Any Dollar Borrower or any of their Subsidiaries shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

     (k) Any such petition or application shall be filed or any such proceeding shall be commenced against any Dollar Borrower or any of their Subsidiaries and any Dollar Borrower or such Subsidiary by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of the assets of any Dollar Borrower or any of their Subsidiaries or granting relief to any Dollar Borrower or any of their Subsidiaries or approving the petition in any such proceeding, and such order shall remain in effect for more than 30 days; or

     (l) Any Dollar Borrower or any of their Subsidiaries shall fail generally to pay its debts as they become due or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within 30 days after its issue or levy; or

     (m) Any Dollar Borrower or any of their Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

     (n) DSI shall cease to own, directly or indirectly, all the indicia of equity rights (whether issued and outstanding capital stock or otherwise) of DSL; Parent shall cease to own, directly or indirectly, all the indicia of equity rights (whether issued and outstanding capital stock or otherwise) of DSI, Cobb or Shareco; or

     (o) any default or event of default shall occur under (1) the Posi-Trak Acquisition Note, (2) the Stock Acquisition Notes, (3) the Shareco Acquisition Notes, or (4) any renewal, extension, modification or supplement of any of the foregoing, and such default or event of default shall not be cured within any applicable cure period provided with respect thereto.

      8.2 Remedies Cumulative. No remedy, right or power conferred upon the Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

  9. Miscellaneous.

      9.1 No Waiver. No waiver of any Default shall be deemed to be a waiver of any other Default. No failure to exercise or delay in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power. The Lender may remedy any Default without waiving the Default remedied. Acceptance by the Lender of a payment in an amount less than the amount then due shall be deemed an acceptance on account only and shall not in any way affect the existence of a Default. No amendment, modification or waiver of any Credit Document shall be effective unless the same is in writing and signed by the Person against whom such amendment is sought to be enforced. No notice to or demand on a Borrower
or any other Person shall entitle any    Borrower or any other Person to any
other or further notice or demand in similar or other circumstances.

      9.2 Notices. All notices under the Credit Documents shall be in writing and either (1) delivered against receipt therefor; (2) mailed by registered or certified mail, return receipt requested, or (3) sent by telecopy, in each case addressed as follows:

          (a)  If to any Borrower, to:

               Drilex International Inc.
               15151 Sommermeyer
               Houston, Texas  77041
               Attention: Vice President, Finance and Administration Telecopy No.: (713) 849-0019

          (b)  If to the Lender, to:

               Texas Commerce Bank National Association
               712 Main Street
               Houston, Texas  77002
               Attention: Manager, Manufacturing and Oilfield Service Division Telecopy No.: (713) 216-4227

               with a copy to:

               Texas Commerce Bank National Association
               P. O. Box 2558
               Houston, Texas  77252
               Attention:  Manager, Loan Agreements Section

or to such other address as a party may designate. Notices shall be deemed to have been given (whether actually received or not) when delivered (or, if mailed, on the next Business Day); however, the notices required or permitted by Sections 2.5 and 4.1 hereof shall be effective only when actually received by the Lender. Actual notice, however and from whomever given or received, shall always be effective when received.

      9.3 Governing Law. Unless otherwise specified therein, each Credit Document shall be governed by and construed in accordance with the laws of the State of Texas and the USA. Each Borrower hereby irrevocably (a) agrees that any legal proceeding against the Lender arising out of or in connection with any Credit Document shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division (collectively, the "Specified Courts"); (b) submits to the non-exclusive jurisdiction of the Specified Courts; (c) agrees and consents that service of process may be made upon it in any proceeding arising out of the Credit Documents or any transaction contemplated thereby by service of process as provided by Texas law; (d) waives, to the fullest extent not prohibited by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of any Credit Document or the transactions contemplated thereby in the Specified Courts, and (e) waives any claim that any such suit, action or proceeding in any Specified Court has been brought in an inconvenient forum. DSL hereby appoints DSI as DSL's agent for service of process. All of the obligations of the Borrowers under the Credit Documents are performable in Harris County, Texas.

      9.4 Survival; Parties Bound; Term. All representations, warranties, covenants and agreements made by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of the Credit Documents, and shall bind the Borrowers and their respective successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of the Lender, provided that the separate undertakings of the Lender hereunder to make Loans to the Borrowers shall not inure to the benefit of any successor or assign of any Borrower. The term of this Agreement shall be until the final maturity of all of the Notes, the expiry of all Letters of Credit, the termination of all of the Commitments and the payment of all amounts due under the Credit Documents. The Borrowers agree that if at any time all or any part of any payment previously applied by the Lender to any Loan or other obligation hereunder is or must be returned by or recovered from the Lender for any reason (including the order of any bankruptcy court), the Credit Documents shall automatically be reinstated to the same effect as if the prior application had not been made, and each Borrower hereby agrees to indemnify each such payee against, and to save and hold each such payee harmless from, any required return by or recover from each such payee of any such payment previously made by such Borrower because of such payment being deemed preferential under applicable Legal Requirements, or for any other reason.

      9.5 Counterparts. Each Credit Document may be executed in several identical counterparts, and by the parties thereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

      9.6 Captions. The headings and captions appearing in the Credit Documents have been included solely for convenience and shall not be considered in construing the Credit Documents.

      9.7 Expenses. Any provision to the contrary notwithstanding, and whether or not the transactions contemplated by this Agreement shall be consummated, the Dollar Borrowers shall pay on demand all out-of-pocket expenses (including, without limitation, the fees and expenses of counsel for the Lender) reasonably incurred in connection with (a) the negotiation, preparation, execution, filing, recording, refiling, re-recording, modification, supplementing and waiver of the Credit Documents (provided that the Borrowers may condition their agreement to enter into any such modification, supplement or waiver upon such expenses not exceeding a specified amount or any similar condition); (b) the making, servicing and collection of the Loans; (c) the evaluating, monitoring, administering and protecting any of the Collateral; (d) the realizing upon the Collateral and all costs and expenses relating to the Lender's exercising any of its rights and remedies under any of the Credit Documents or at law, and (e) the performance by the Lender (in a Borrower's name or otherwise) of any agreement, covenant or obligations of a Borrower under the Credit Documents which such Borrower had not performed, in each case including all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions and Uniform Commercial Code search fees; provided that no right or option granted by a Borrower to the Lender pursuant to any Credit Document shall be deemed to impose or admit a duty on the Lender to supervise, monitor or control any aspect of the character or condition of any of the Collateral or any operations conducted in connection with it for the benefit of any Borrower or any other Person.
Interest shall accrue on all such expenses from the date of demand therefor at the lesser of (1) the Past Due Rate or (2) the Highest Lawful Rate if such expenses are not reimbursed within 15 days after such date of demand. The obligations of the Dollar Borrowers under Section 2.2(e), this Section and the following Section shall survive the termination of this Agreement.

      9.8 Indemnification. The Dollar Borrowers agree to indemnify, defend and hold the Lender and its shareholders, directors, officers, employees and agents (collectively, the "Indemnified Persons") harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, attorneys' fees and amounts paid in settlement) to which any of them may become subject arising out of or based upon the Credit Documents, WHETHER THROUGH THE ALLEGED OR ACTUAL NEGLIGENCE OF SUCH PERSON OR OTHERWISE, except and to the extent that the same results from the gross negligence, willful misconduct or bad faith of such Indemnified Person.

      9.9 Entire Agreement. The Credit Documents embody the entire agreement between the Borrowers and the Lender and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof.

      9.10 Severability. If any provision of any Credit Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Each waiver in the Credit Documents is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against the Lender for having bargained for and obtained it.

      9.11 Disclosures. Every reference in the Credit Documents to disclosures of any Borrower to the Lender, to the extent that such references refer to disclosures at or before the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Lender in an orderly manner concurrently with the execution hereof.

      9.12 Obligations of Dollar Borrowers Are Joint And Several. All of the liabilities and obligations of the Dollar Borrowers under this Agreement and under the other Credit Documents shall be joint and several. Each of the Borrowers represents and warrants that such Borrower has not been required to become jointly and severally liable for the obligations of any other Person under this Agreement as a condition to such Borrower's receipt of any loan or other extension of credit made pursuant to this Agreement, the Credit Documents, or any other document executed in connection therewith.

      9.13 Amendment and Restatement. This Agreement amends and restates in its entirety that certain Credit Agreement dated September 29, 1995 executed by and among the Lender and Drilex Systems, Inc., Drilex Holdings Corp., Sharewell, Inc., Cobb Directional Drilling Company, L.L.C. and Drilex Systems Limited, as amended.

     THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

          THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                              DRILEX INTERNATIONAL INC.,
                              a Delaware corporation


                              By:/s/ John Forrest
                                 ---------------------------
                                 John Forrest,
                                 President



                              DRILEX SYSTEMS, INC.,
                              a Texas corporation


                              By:/s/ John Forrest
                                 ---------------------------
                                 John Forrest,
                                 President

                              COBB DIRECTIONAL DRILLING COMPANY,
                              L.L.C., a Delaware limited liability company

                              By:  Drilex International Inc., a Delaware
                                   corporation, Member


                                    By:/s/ John Forrest
                                       -----------------------------
                                       John Forrest,
                                       President


                              By:   Drilex Systems, Inc., a Delaware
                                    corporation, Member


                                    By:/s/ John Forrest
                                       ------------------------------
                                       John Forrest,
                                       President



                              SHAREWELL, INC.,
                              a Delaware corporation


                              By:/s/ John Forrest
                                 --------------------------------
                                 John Forrest,
                                 Chief Executive Officer

                              DRILEX SYSTEMS LIMITED,
                              a company incorporated in Scotland under the Companies Act

WITNESSES to
execution by Drilex
Systems Limited:
                              By:/s/ John Forrest
                                 --------------------------------
                                 John Forrest,
                                 Director

/s/ G. Bruce Broussard
----------------------------
Name: G. Bruce Broussard

Address: 15151 Sommermeyer
         Houston, Tx.  77041

Occupation: V.P. Finance


/s/ Angie Kreutzfeldt
---------------------------
Name: Angie Kreutzfeldt

Address: 15151 Sommermeyer
         Houston, Tx  77041

Occupation: Exec. Secretary

                              TEXAS COMMERCE BANK NATIONAL
                              ASSOCIATION,
                              a national banking association


                              By:/s/ Michael V. Addy
                                 ----------------------------
                              Name: Michael V. Addy
                                   --------------------------
                              Title: Executive Vice President
                                    -------------------------



Exhibit A - Dollar Note
Exhibit B - Pound Note
Exhibit C - Request for Dollar Loan
Exhibit D - Request for Pound Loan
Exhibit E - Opinion of Baker & Botts, L.L.P.
Exhibit F - Opinion of Iain Smith & Co.
Exhibit G - Certificate of No Default
Exhibit H - Shareco Acquisition Notes
Exhibit I - Certain Notes Held by Dollar Borrowers

Appendix   I - Subsidiaries